EXHIBIT 99
----------


FOR IMMEDIATE RELEASE


Contact: Raymond Martz, Vice President of Finance/Investor Relations --Bethesda +301/941-1516



      OVERALLOTMENT OPTION EXERCISED IN LASALLE HOTEL PROPERTIES'
             10-1/4% SERIES A CUMULATIVE PREFERRED SHARES
       Company Provides Quarterly Spread for 2002 Comparable FFO


     BETHESDA, MD, MARCH 11, 2002 -- LaSalle Hotel Properties (NYSE: LHO) today announced that Raymond James, as Lead Underwriter, with Legg Mason Wood Walker Incorporated, Prudential Securities Incorporated and SG Cowen exercised their overallotment option to acquire an additional 511,900 shares of the Company's 10-1/4% Series A Cumulative Preferred Shares, making the total issue approximately $100 million. The Company's 10-1/4% Series A Cumulative Preferred Shares are expected to begin trading on the New York Stock Exchange on or about March 13, 2002.

     Including the impact of these additional shares, the Company continues to estimate Comparable FFO to be $1.80 - $1.90 per diluted common share, Comparable EBITDA to be $57 - $59 million, RevPAR to decline 2% - 4% and Taxable Income to be $8 - $10 million. Comparable FFO and Comparable EBITDA are before any one-time items, including the purchase of LaSalle Hotel Lessee, the transition expenses associated with becoming a self-managed Real Estate Investment Trust, and costs associated with terminating third-party leases. The quarterly spread of Comparable FFO per diluted common share is estimated to be:

                 1st Quarter           $0.25 - $0.27
                 2nd Quarter           $0.45 - $0.47
                 3rd Quarter           $0.65 - $0.68
                 4th Quarter           $0.45 - $0.48
                                       -------------
                 2002                  $1.80 - $1.90

     The quarterly estimates of Comparable FFO are based on the finalizing of hotel level budgets, first quarter results to-date, the timeline for closing of two hotels in the D.C. Boutique Collection for renovations, the timing of acquiring third-party leases, the completion of the preferred offering and other adjustments.

      LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 17 upscale and luxury full-service hotels, totaling approximately 5,900 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, and the Kimpton Hotel & Restaurant Group, LLC.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2000 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.




                                 # # #



Additional Contacts:
--------------------

Hans Weger, Chief Financial Officer - 301-941-1516


For additional information, please visit our web site at www.lasallehotels.com